Exhibit 21.1

FG HOLDINGS LIMITED

List of Subsidiaries

Name of Subsidiaries	Jurisdiction of Incorporation or Organization
Fundergo Limited	Hong Kong
Fundermall Limited	Hong Kong
Richest View (HK) Limited	Hong Kong